As filed with the Securities and Exchange Commission on February 16, 2022
Registration No.  33-20439

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
POST EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-20439
UNDER
THE SECURITIES ACT OF 1933

First Midwest Bancorp, Inc.
(Old National Bancorp as successor by merger to First Midwest Bancorp, Inc.)
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3161078 (I.R.S. Employer Identification No.)
8750 West Bryn Mawr Avenue
Suite 1300
Chicago, Illinois 60631
(708) 831-7483
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas J. Chulos
Chief Legal Officer and Corporate Secretary
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(800) 731-2265
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James J. Barresi
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
(513) 361-1200

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3D (the “Registration Statement”) is being filed by First Midwest Bancorp, Inc. (the “Registrant” or “First Midwest”) to terminate all offerings under the Registration Statement and to deregister any and all shares of First Midwest common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•
Registration Statement on Form S-3D, File No. 33-20439 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on March 1, 1988, registering 500,000 Shares for issuance under the Dividend Reinvestment and Stock Purchase Plan.

On February 15, 2022, pursuant to the Agreement and Plan of Merger, dated as of May 30, 2021, by and between Old National Bancorp, an Indiana corporation (“Old National”) and First Midwest (the “Merger Agreement”), First Midwest and Old National merged (the “Merger”), with Old National as the surviving corporation.

In connection with the Merger, First Midwest has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, First Midwest hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under the Registration Statement as of the date of this Post-Effective Amendment No. 1.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on June 2, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Midwest certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on this 16th day of February, 2022.

OLD NATIONAL BANCORP
as successor-in-interest to First Midwest Bancorp, Inc.

By:	/s/ Nicholas J. Chulos
Nicholas J. Chulos
Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3D in reliance upon Rule 478 of the Securities Act.